As filed with the Securities and Exchange Commission on January 8, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Schedule TO

                                 (Rule 14d-100)
                             Tender Offer Statement
    under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

                       The Langer Biomechanics Group, Inc.
                       (Name of Subject Company (Issuer))

                        OrthoStrategies Acquisition Corp.
                              OrthoStrategies, Inc.
                       (Name of Filing Persons (Offerors))

                                  COMMON STOCK,
                                 $.02 PAR VALUE
                         (Title of Class of Securities)

                                  515-707-10-7
                                  ------------
                      (CUSIP Number of Class of Securities)

                                Andrew H. Meyers
                                    President
                              OrthoStrategies, Inc.
                                 31 The Birches
                         Roslyn Estates, New York 11576
                                 (516) 481-9178
            (Name, Address, and Telephone Number of Person Authorized
       to Receive Notices and Communications on Behalf of Filing Persons)

                                 with a copy to:

                             Lawrence Levinson, Esq.
                             Herrick, Feinstein LLP
                                  2 Park Avenue
                            New York, New York 10016
                                 (212) 592-1400

--------------------------------------------------------------------------------

                            CALCULATION OF FILING FEE

      Transaction valuation                           Amount of filing fee
               N/A                                            N/A

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      Amount Previously Paid: N/A
      Form or Registration No.: N/A
      Filing Party: N/A
      Date Filed: N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X]   third-party tender offer subject to Rule 14d-1.
      [ ]   issuer tender offer subject to Rule 13e-4.
      [ ]   going-private transaction subject to Rule 13e-3.
      [ ]   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

      This Tender Offer Statement on Schedule TO is being filed to comply with the requirements of Rule 14d-2(b) in connection with the Report on Schedule 13D being filed by OrthoStrategies, Inc. simultaneously herewith.

Item 12. Exhibits.

      The Following Exhibit is incorporated by reference into this Schedule TO:

      Exhibit 1. Report on Schedule 13D filed by Orthostrategies, Inc. on January 8, 2001

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January  8, 2001                      OrthoStrategies Acquisition Corp.

                                            By: /s/ Andrew H. Meyers
                                                -----------------------------
                                            Name: Andrew H. Meyers
                                            Title: President

                                            OrthoStrategies, Inc.

                                            By: /s/ Andrew H. Meyers
                                                -----------------------------
                                            Name: Andrew H. Meyers
                                            Title: President